Exhibit 10.26
LOCK-UP AGREEMENT
                    , 2007
ZBB ENERGY CORPORATION
N93 W14475 Whittaker Way
Menomonee Falls, WI 53051
Ladies and Gentlemen:
     The undersigned understands that you, as Representatives of the several underwriters (the “Underwriters”), propose to enter into an underwriting agreement (the “Underwriting Agreement”) with ZBB Energy Corporation (the “Company”) providing for the public offering (the “Public Offering”) by the Underwriters, including yourself, of common stock of the Company (the “Common Stock”).
     In consideration of the grant of warrants to purchase up to ___shares (as adjusted to give effect to the pending 1-for-17 reverse stock split) of your common stock (the “Common Stock”) granted on September 29, 2006 (the “Warrants”), and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby agrees, for a period of 180 days after the First Time of Delivery (the “Lock-Up Period”), as such term is defined in the Underwriting Agreement (the “Underwriting Agreement”) between you and Jesup & Lamont Securities Corporation and Empire Financial Group, Inc., as Representatives of the several underwriters (the “Representatives”), not to sell, offer to sell, solicit an offer to buy, contract to sell, encumber, distribute, pledge, grant any option for the sale of, or otherwise transfer or dispose of, directly or indirectly, in one or a series of transactions (collectively, a “Disposition”), any of the Warrants, any shares of Common Stock or any securities convertible or exercisable into or exchangeable for shares of Common Stock (collectively, “Securities”), now owned or hereafter acquired by the undersigned or with respect to which the undersigned has acquired or hereafter acquires the power of disposition, without the prior written consent of the Representatives. Prior to the expiration of the Lock-Up Period, the undersigned agrees that it will not publicly announce or disclose any intention to take any action after the expiration of such period which the undersigned is prohibited, as provided in the preceding sentence, from taking during the Lock-Up Period. Without limiting the foregoing, in no event shall the undersigned take any action that would violate the Lock-Up Restriction on Securities set forth in section (g)(1) of Rule 2710 of the Conduct Rules of the NASD.
     The undersigned acknowledges and agrees that the restrictions above are expressly agreed to preclude the holder of the Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities (or the economic equivalent thereof) during the Lock-Up Period even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Securities.
     The undersigned hereby also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of the Securities held by the undersigned except in compliance with the Lock-Up Agreement.
     It is understood that, if the Underwriting Agreement is not executed, or if the Underwriting Agreement shall terminate or be terminated prior to payment for and delivery of the Common Stock the subject thereof, this Lock-Up Agreement shall automatically terminate and be of no further force or effect.
     This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its conflict of laws provisions).

Very truly yours, Name:

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